Exhibit 4.13

SECOND AMENDMENT TO DEED OF SETTLEMENT

SECOND AMENDMENT TO DEED OF SETTLEMENT (the “Second Amendment”), dated May 22, 2019, by and among the following:

(1)	Splendid Days Limited, a company with limited liability incorporated under the Laws of the British Virgin Islands (the “SDL”);

(2)	The9 Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Company”);

(3)	China The9 Interactive Limited, a company incorporated under the laws of the Hong Kong SAR ( “HKCo 1”);

(4)	GameNow.net (Hong Kong) Limited, a company incorporated under the laws of the Hong Kong SAR ( “HKCo 2”);

(5)	China The9 Interactive (Shanghai) Limited (九城互动信息技术(上海)有限公司), a company incorporated under the laws of the PRC, with its registered address at Room 301, No. 3 Building, No. 690 Bibo Road, Pudong New District, Shanghai, the PRC (“WFOE 1”);

(6)	The9 Computer Technology Consulting (Shanghai) Co., Ltd. (第九城市计算机技术咨询(上海)有限公司), a company incorporated under the laws of the PRC, with its registered address at Room 103, No. 3 Building, No. 690 Bibo Road, Pudong New District, Shanghai, the PRC (“WFOE 2”); and

(7)	Shanghai The9 Information Technology Co., Ltd. (上海第九城市信息技术有限公司), a company incorporated under the laws of the PRC, with its registered address at Room 201, No. 3 Building, No. 690 Bibo Road, Pudong New District, Shanghai, the PRC (“Operating Company”).

The Company, HKCo 1, HKCo 2, WFOE 1, WFOE 2, and the Operating Company are collectively referred to as the “Warrantors” and each of them as a “Warrantor.”

WHEREAS

A.          SDL and the Warrantors entered into a Deed of Settlement dated March 11, 2019 (the “Deed”), pursuant to which the Warrantors agree to use the proceeds of the sale of the equity of WFOE 1, WFOE 2 and NewCo 3 (the “Equity Sale”) to repay the outstanding amount owed to SDL under the convertible note and warrant purchase agreement, dated November 24, 2015.

B.          SDL and the Warrantors entered into the Amendment to Deed of Settlement dated April 28, 2019 amending Clause 2.1 of the Deed.

C.          In connection with the Equity Sale, the Company proposes to further amend certain Reorganization steps as set forth herein.

D.          To induce SDL to agree to such amendments, the Warrantors have agreed to provide, jointly and severally the representations, warranties, indemnities and other agreements as set forth herein.

E.          Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Deed.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, SDL and the Warrantors hereby agree as follows:

1.	Amendments

1.1         Clause 2.2(b)(iv) of the Deed shall be replaced in its entirety by the following: “consummate the transactions contemplated under the Equity Sale Agreements, including procuring payment of the applicable consideration from the third party buyer to SDL in full by July 31, 2019; and”

1.2         Clauses 2.3(a)(iii) and 2.3(a)(iv) of the Deed shall be replaced in its entirety by the following: “Third, to the extent there is any available cash remaining after the payment pursuant to sub-clause (ii) above, the balance of the Sale Proceeds shall, at the Company’s option, either (x) be distributed to SDL to repay the interest for the CB Principal pursuant to the CB Agreement and the Notes; or (y) be distributed to SDL and withheld by SDL on behalf of the Company, which amount withheld pursuant to this sub-clause (y) (the “Deferred Repayment”) shall only be applied to purchase a new office for the Company in accordance with the terms and conditions set forth in Appendix 1 (“Office Purchase”); provided that the Deferred Repayment shall not exceed US$6,000,000 (or its equivalent amount in RMB); and provided further that, for the avoidance of doubt, to the extent there is any available cash remaining after withholding the Deferred Repayment, such balance shall be distributed to SDL to repay the interest for the CB Principal pursuant to the CB Agreement and the Notes.”

2.	Representation, Warranty and Indemnity

2.1         The Warrantors jointly and severally represent and warrant to SDL that neither the amendments made in Clause 1 above nor the consummation of the transactions contemplated thereby will violate or breach or result in a violation or breach of (i) any applicable laws or (ii) any negative tax, accounting and regulatory compliance consequences with respect to SDL, any Warrantor or their respective affiliates as compared to the original Reorganization steps set forth in Clause 2 of the Deed prior to the execution of this Second Amendment.

2.2         The Warrantors shall jointly and severally indemnify and hold harmless SDL against all liabilities, damages, costs and expenses arising from the amendments made in Clause 1 above or the consummation of the transactions contemplated thereby.

3.	Continuing Obligations

The provisions of the Deed shall, save as amended by this Second Amendment, continue in full force and effect. For the avoidance of doubt, the representation, warranty and indemnity provided by the Warrantors in Clause 2 above are in addition to, and not in derogation of, the representations, warranties and indemnities as set forth in the Deed.

4.	Miscellaneous

The provisions under Section 6 (Miscellaneous) of the Deed are incorporated in this Agreement by reference mutatis mutandis; provided that, references to “this deed” in such sections shall mean this Second Amendment and references to “Party” or “Parties” shall mean the party or parties to this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Warrantors and SDL have caused this Second Amendment to be duly executed as of the day and year first written above.

The9 Limited

By:	/s/ George Lai
Name: George Lai
Title: Director

China The9 Interactive Limited

By:	/s/ Yong Wang
Name: Yong Wang
Title: Authorized Signatory

GameNow.net (Hong Kong) Limited

By:	/s/ Yong Wang
Name: Yong Wang
Title: Authorized Signatory

China The9 Interactive (Shanghai) Ltd.
九城互动信息技术(上海)有限公司

By:	/s/ Wei Ji
Name: Wei Ji
Title: Authorized Signatory

The9 Computer Technology Consulting (Shanghai) Co., Ltd.
第九城市计算机技术咨询(上海)有限公司

By:	/s/ Wei Ji
Name: Wei Ji
Title: Authorized Signatory

Shanghai The9 Information Technology Co., Ltd.
上海第九城市信息技术有限公司

By:	/s/ Wei Ji
Name: Wei Ji
Title: Authorized Signatory

Splendid Days Limited

By:	/s/ Arthur Lau
Name: Arthur Lau
Title: Authorized Signatory